Exhibit 99.1

Neiman Marcus, Inc. Reports July and Fiscal Year End Revenues

DALLAS--(BUSINESS WIRE)--Neiman Marcus, Inc. announced the following preliminary company-wide revenues for July 2008. The Company’s fiscal year 2008 ended on August 2, 2008, which included a fifty-third week. For presentation purposes, all the amounts presented below are reported on a comparable basis with the corresponding period in fiscal year 2007 and, therefore, exclude the fifty-third week.

	4 weeks ended
	July 26, 2008	July 28, 2007	% Change

Total Revenues	$268 million	$269 million	(0.3%)

Comparable Revenues	$265 million	$269 million	(1.7%)
	13 weeks ended
	July 26, 2008	July 28, 2007	% Change

Total Revenues	$982 million	$982 million	0.1%

Comparable Revenues	$968 million	$982 million	(1.4%)

	52 weeks ended
	July 26, 2008	July 28, 2007	% Change

Total Revenues	$4.55 billion	$4.39 billion	3.7%

Comparable Revenues	$4.46 billion	$4.39 billion	1.7%

Total revenues for the Company’s fifty-third week were $50 million. Total revenues for the fiscal year ended August 2, 2008 were $4.60 billion.

In the four-week July period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, decreased 2.0 percent. Revenue growth trends were the strongest in the Company’s stores in Texas and New York City. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included beauty, precious jewelry and men’s shoes.

Comparable revenues at Neiman Marcus Direct in the four-week July period decreased 0.6 percent. The top selling merchandise categories in the Direct Marketing segment included shoes and men’s furnishings.

For the thirteen week fourth quarter of fiscal year 2008, comparable revenues in the Specialty Retail Stores segment decreased 1.8 percent, including a 3.6 percent decrease at Neiman Marcus Stores and an 8.3 percent increase at Bergdorf Goodman. Revenues for the thirteen week fourth quarter of fiscal year 2008 for Neiman Marcus Direct increased 0.7 percent compared to last year.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and
Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance and Treasurer